Exhibit 99.1

April 28, 2020

Dear Shareholder:

I hope that this letter reaches you while you and your loved ones are in good health. I first want to acknowledge the unprecedented times we are all living in and share some of my thoughts about our Company’s actions in response to the COVID-19 pandemic.

Our management team has been together through several market cycles. During the Great Recession period of 2008-09, this same team repositioned the Company’s current assets through some of the most complicated work outs. As such, it is in the DNA of the Company to be prepared for unforeseen market shifts and to maintain a strong balance sheet. Our liquidity at the end of 2019 was approximately $471 million, which was comprised of $347 million in cash and $124 million of borrowing availability under our $125 million unsecured, revolving credit facility. Our senior notes do not mature until 2025, and our debt-to-capitalization ratio currently is at twenty-five percent. In addition, none of the Company’s master-planned communities is encumbered with project debt, and over sixty percent of our expenditures are variable costs. Our planning and development contracts give us the right to suspend or terminate work on less than 30-days’ notice, giving us the ability to slow down or, if needed, stop these expenditures.

While our current financial position is strong, we don’t know how long this current environment will last. As a response to the COVID-19 pandemic, we asked all of our associates to start working remotely as of March 16, 2020. Since then, the only people working regularly at the office while observing social distancing are Lynn Jochim, our COO, Erik Higgins, our CFO, Mike Alvarado, our CLO, and me. Our first order of business was to implement what we refer to as our “3-6-9 Plan.” It is simply a plan that assumes that revenues are going to be pushed back 3, 6, or 9 months and then assesses which variable expenditures should be pushed back, accordingly. We immediately started implementing the first 3-month delay. As we monitor developments related to COVID-19, we will decide whether there is a need to implement a 6 or 9-month delay. In addition, the four of us have been personally reviewing and approving every new contract and invoice prior to execution or payment.

We know that it is unusual to get into these types of details in a shareholder letter, but we believe that today it is very important to let you know the following:

1. Our liquidity gives us great comfort.

2. Senior management is leading from the front.

3. Our assets are in primary markets, which we believe are less exposed to long-term job loss.

4. At our Great Park and Valencia communities, we have been focused on healthcare users/strategic partners for development opportunities on our non-residential land. Our relationship with City of Hope, which is anticipated to be an anchor for a larger healthcare campus at our Great Park community, is just one example of a blue-chip healthcare strategic partner. We believe that the current COVID-19 crisis will create more demand for healthcare innovation and uses within our communities.

Our plan, prior to the COVID-19 shutdown, was to hold a two-day investor meeting to share with you all the Company’s position and to give you an ability to understand the Company’s business plan for the next two years. Our hope is that this crisis will be over soon and that we will be able to go back to our original plan. In the meanwhile, rest assured that we believe the Company is well-positioned to weather the storm and that we will stay on top of every dollar spent and every opportunity to generate revenue.

Thank you for your continued support and participation and please stay healthy and safe. We are in this together and look forward to brighter days ahead.

Sincerely,

/s/ Emile Haddad
Emile Haddad
Chairman, Chief Executive Officer and President